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                                                                    EXHIBIT 99.1

                                                       FOR IMMEDIATE RELEASE
                                     Contact:          Larry Gerdes
                                                       Chief Executive Officer
                                                       404-364-8000
                                                       larry.gerdes@trcr.com

October 13, 2000
(BW) (TRANSCEND SERVICES, INC.)(TRCR)

          TRANSCEND SERVICES, INC. COMPLETES THE SALE OF CO-SOURCING AND CODEREMOTE OPERATIONS TO PROVIDER HEALTHNET SERVICES/ANNOUNCES DEPARTURE OF CFO


Atlanta, Georgia, TRANSCEND SERVICES, INC. (TRCR/NASDAQ) today announced completion of the previously announced sale of its Co-sourcing and CodeRemote businesses to Provider HealthNet Services, Inc. (PHNS), a Dallas based leader in information technology (IT) and business outsourcing for the healthcare industry. The completion of this transaction is part of an ongoing effort by Transcend to focus on its transcription business, while also allowing for the continued growth of the potential in the Co-sourcing and remote coding businesses as an integral part of PHNS' growth plans.

Co-sourcing is a business process service that provides on-site management of paper-based and electronic records for hospitals and healthcare systems. CodeRemote helps health care providers improve their coding turnaround and accuracy for hospital billing and reimbursement services. These services combine effectively with the core strategies of PHNS as it seeks to manage all aspects of patient information.

The sale was completed on October 13, 2000 for $4.7 million in cash and future consideration to be paid over a period of five years with the potential to earn an additional $4.3 million for a total purchase price of $9.0 million. The purchase price structure is designed in a way as to encourage future collaboration between PHNS and Transcend on joint selling, while providing Transcend sufficient up-front cash to retire debt and provide capital to fund its future direction in the transcription business.

"The completion of this transaction is an important step in the reshaping of Transcend", said Larry Gerdes, Chief Executive Officer of Transcend Services. "It provides our company with additional capital and the focus to take advantage of the outstanding national internet based platform (T2K) we have delivered to the transcription industry. We hope to become a key supplier of these
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services to PHNS and the industry in total".

"The healthcare industry generates more data than any other industry", said Charles M. Young, Chief Executive Officer of PHNS. "The proper management of information such as medical records is not only a health issue, but a major expenditure of time and financial resources for physicians, hospitals and clinics. Co-sourcing and CodeRemote is another major step for us in our quest to become the largest and most innovative provider of IT, medical records and other business process outsourcing services in the healthcare industry. We are impressed that four of the departments we are purchasing are already electronic", he added.

Mr. Gerdes further remarked, "We want to thank the outstanding employees and exceptional customers in these divisions for their participation in our success as the pioneer and leader in the new Co-sourcing and CodeRemote industry. They are to be commended on their efforts, and we wish them well in their future success as a part of the growing PHNS organization. We are excited about the resources and focus PHNS brings to this industry we helped recognize and create".

Transcend also announced the departure of its Chief Financial Officer, Doug Shamon, to pursue a new business venture. Mr. Shamon had been the Company's CFO for three years and had played a key role in effecting the sale to PHNS. "Doug has been a very important member of Transcend's senior management team and we are indebted to him for his many contributions the past three years. With this sale he felt the Company was positioned to allow him to pursue an exciting new opportunity. We wish him well in his new business venture", noted Mr. Gerdes. Mr. Gerdes will assume the additional role of Chief Financial Officer as the Company determines whether to fill the position internally or externally.

Transcend Services, Inc. provides dictation and transcription solutions to hospitals and other associated healthcare providers. The Company also provides state of the art coding and abstracting software through its Cascade subsidiary.

Provider HealthNet Services partners with healthcare providers to assume the responsibility for information services including medical record keeping, coding, transcription, hospital billing and collections, technology strategy, system implementation, systems support, computer operations, enterprise networking and telecommunications design.
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This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, changes in pricing policies, delays in sales revenue recognition, lower-than-expected demand for products and services, business conditions in the integrated healthcare delivery network market, general economic conditions and the risk factors detailed from time to time in Transcend's periodic reports and registration statements filed with the Securities and Exchange Commission.